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             Heller Financial Completes Purchase of International
       Technology Leasing Assets from Dana Commercial Credit Corporation

         $600 Million Plus Asset Transaction Increases Heller's Scale,
                        Forms Global Vendor Finance Unit

     (Chicago, IL, December 2, 1998)--Heller Financial, Inc. (NYSE: HF) today announced it has completed the acquisition of more than $600 million in assets associated with Dana Corporation's (NYSE: DCN) leasing operation. Heller has purchased assets from Dana Commercial Credit Corporation's (DCC) international technology leasing business in the United States, Canada, United Kingdom, Germany, Switzerland and France. Upon completion of the transaction, Heller announced the formation of Heller Global Vendor Finance, which represents the new entity created by the combination of DCC's technology leasing unit and Heller's existing vendor finance unit. At its inception, Heller Global Vendor Finance has approximately $2.5 billion in assets under management and originations of over $1.2 billion annually through its existing vendor finance programs. The group will be led by J. Stephen Gagne, former President and Chief Operating Officer of DCC.

     This strategic acquisition of the DCC assets is a natural extension of Heller's existing vendor finance business, enabling the company to quickly expand its position in the international vendor leasing market. The move underscores Heller's long-standing commitment to providing strategic financing solutions for small and mid-sized businesses.

     "The combination of these two powerful forces positions us to offer seamless global financing programs to our current and prospective clients," said Frederick E. Wolfert, President and Chief Operating Officer of Heller Financial. "The acquisition of DCC's assets is indicative of Heller's strategy to pursue growth opportunities which add to the strength of our franchise and increases our scale in the global marketplace."

     "Heller and DCC are two of the most respected organizations in the leasing industry," said Gagne. "DCC's international small-ticket leasing expertise will combine with Heller's mid- and large-ticket leasing capabilities to enable Heller to provide a full range of vendor financing products and services in major markets throughout the world."

     "Our customers will benefit from expanded global capabilities, a full range of financing product offerings, extensive industry expertise and service capabilities, and the financial stability of Heller one of the world's premier financial services companies," said Wolfert.

     The purchased assets of DCC's technology leasing group specialize in providing customized leasing and financing programs to clients such as Avnet
(US), Ingram Micro (Germany), MicroAge, Inc. (US), Mitsubishi Electric PC Division (US and Germany) and Pinacor (US). DCC is the only leasing company ever to be awarded the Malcolm Baldrige National Quality Award, which is widely regarded as the highest recognition possible for business performance excellence in the United States. Additionally, the group was the sole recipient of the 1995 Michigan Quality Leadership Award.

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

     Dana Corporation is one of the world's largest independent suppliers to vehicular, off-highway, and industrial manufacturers and their related aftermarkets. Dana produces components and systems used on more than 95 percent of the world's 670 million motor vehicles. Founded in 1904 and based in Toledo, Ohio, the company operates 270 major facilities in 33 countries and employs more than 79,000 people. The company had pro forma sales of $11.9 billion in 1997.

     Heller Financial, Inc. is a worldwide commercial finance company providing a broad range of financing solutions to middle-market and small business clients. With more than $13 billion in owned and managed assets, Heller offers equipment financing and leasing, sales finance programs, factoring and working capital loans, collateral- and cash flow-based financing, and financing for commercial real estate. The company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products to clients in Europe, Asia, Australia and Latin America.

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